Exhibit 99.1

Dendreon Announces Election of Dennis M. Fenton to Board of Directors

SEATTLE--(BUSINESS WIRE)-- Dendreon Corporation (Nasdaq: DNDN) today announced that Dennis M. Fenton has been elected to the Company's Board of Directors, effective November 8, 2011. Dr. Fenton has 30 years of pharmaceutical and biotechnology experience, including over two decades at Amgen, Inc., where he played an instrumental role in the development of the company into a global, fully integrated, multi-billion dollar organization. Dr. Fenton's broad background includes executive leadership roles in manufacturing, process development, sales and marketing, and operations and quality control.

"Dennis brings a wealth of experience and knowledge from the 25 years he spent at Amgen, transforming the company from a small biotech to one of the world's leading biotechnology companies, and we welcome him to Dendreon's Board of Directors," said Richard B. Brewer, chairman of the Dendreon Board of Directors.

As one of the longest-tenured staff members at Amgen, Inc., Dr. Fenton worked in and led virtually every function over the years, including research, process development, sales and marketing, and engineering and manufacturing. Most recently, Dr. Fenton served as executive vice president for operations and compliance officer of Amgen, Inc., until 2008. Dr. Fenton played a key role in its growth from a start-up to a leading global biotechnology company with one of the most reliable, efficient and skilled manufacturing operations in the world. He coordinated the design, construction and expansion of manufacturing facilities for Epogen® (epoetin alfa) and Neupogen® (filgrastim), considered two of the premier products in the biotechnology industry. Prior to joining Amgen, Inc., Dr. Fenton served as senior research scientist at Pfizer, Inc., and previously was a research associate and graduate student at Rutgers University. He is currently a member of the Board of Directors for Genelux Corporation, Napo Pharmaceuticals, Inc., Kythera Biopharmaceuticals, Inc., and XenoPort, Inc.

"Dennis is one of the true pioneers of biotechnology, playing a key role in the development and manufacturing of truly innovative therapies, which is relevant to the work we're doing at Dendreon, particularly as we leverage our fixed commercial infrastructure to efficiently meet a large unmet medical need for patients through the commercialization of PROVENGE," said Mitchell H. Gold, MD, president and chief executive officer.

Dr. Fenton received his bachelor's degree from Manhattan College of New York and his doctorate of philosophy from Rutgers University of New Jersey.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon's first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Dendreon Corporation
Katherine Stueland
Vice President, Corporate Communications and Investor Relations
206-829-1522
kstueland@dendreon.com

Source: Dendreon Corporation